SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
RULE 13d-2(b)

Ultra Clean Holdings, Inc.
(Name of Issuer)

Common Stock $0.001 Par Value
(Title of Class of Securities)

90385v 10 7
(CUSIP Number)

October 13, 2004
(Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

CUSIP No. 90385v 10 7	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Francisco Partners GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware, U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,029,900
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 9,029,900
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,029,900
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 55.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 90385v 10 7	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Francisco Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware, U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,029,900
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 9,029,900
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,029,900
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 55.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 90385v 10 7	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) FP-Ultra Clean, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware, U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,029,900
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 9,029,900
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,029,900
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 55.4%
12	TYPE OF REPORTING PERSON OO

Item 1(a). Name of Issuer:

      Ultra Clean Holdings, Inc.

Item 1(b). Address of Issuer’s Principal Executive Offices:

      150 Independence Drive, Menlo Park, CA 94025

Item 2(a). Name of Person Filing:

      Francisco Partners GP, LLC, a Delaware limited liability company (“FPGP”)

      Francisco Partners, L.P., a Delaware limited partnership (“FPLP”)

      FP-Ultra Clean, L.L.C., a Delaware limited liability company (“Ultra Clean LLC”)

Item 2(b). Address of Principal Business Office or, if None, Residence:

      The address of each of FPGP, FPLP and Ultra Clean LLC is:

      2882 Sand Hill Road, Suite 280
      Menlo Park, CA 94025

Item 2(c). Citizenship:

      The citizenship of each of FPGP, FPLP and Ultra Clean LLC is:

      United States of America

Item 2(d). Title of Class of Securities:

      Common Stock, par value $0.001

Item 2(e). CUSIP Number:

      90385v 10 7

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. ☐

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.

(a)	Amount beneficially owned: See Item 9 of each of the cover pages.
(b)	Percent of class: See Item 11 of each of the cover pages.
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: See Item 5 of each of the cover pages.
(ii)	Shared power to vote or to direct the vote: See Item 6 of each of the cover pages.
(iii)	Sole power to dispose or to direct the disposition of: See Item 7 of each of the cover pages.
(iv)	Shared power to dispose or to direct the disposition of: See Item 8 of each of the cover pages.

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     The right to receive dividends on, and proceeds from the sale of, the shares which are beneficially owned by the filing persons is governed by the limited liability company agreement of Ultra Clean LLC, the limited partnership agreement of FPLP and the operating agreement of FPGP and such dividends or proceeds may be distributed with respect to the member interests and general and limited partnership interests in accordance therewith.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Ultra Clean LLC is the record and beneficial owner of the securities reported hereby. FPGP is the managing member of Ultra Clean LLC and the general partner of FPLP. In its capacity as the holder of the majority of membership interests in Ultra Clean LLC, FPLP may, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), be deemed the beneficial owner of the securities reported hereby. In its capacity as the managing member of Ultra Clean LLC and the general partner of FPLP, FPGP may pursuant to Rule 13d-3 of the Exchange Act, be deemed the beneficial owner of the securities reported hereby.

Item 8. Identification and Classification of Members of the Group.

      n/a

Item 9. Notice of Dissolution of Group.

      n/a

Item 10. Certifications.

      (a) n/a

      (b) n/a

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 30, 2004

(Date)

FRANCISCO PARTNERS GP, LLC

By: /s/ Gerald Morgan

(Signature)

Gerald Morgan, Managing Director

(Name/Title)

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 30, 2004

(Date)

FRANCISCO PARTNERS, L.P.

BY: FRANCISCO PARTNERS GP, LLC,
Its General Partner

By: /s/ Gerald Morgan

(Signature)

Gerald Morgan, Managing Director

(Name/Title)

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 30, 2004

(Date)

FP-ULTRA CLEAN, LLC

BY: FRANCISCO PARTNERS GP, LLC,
Its Managing Member

By: /s/ Gerald Morgan

(Signature)

Gerald Morgan, Managing Director

(Name/Title)

JOINT FILING STATEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that (i) this statement on Schedule 13G has been adopted and filed on behalf of each of them and (ii) all future amendments to such statement on Schedule 13G will, unless written notice to the contrary is delivered as described below, be jointly filed on behalf of each of them. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13G as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

September 30, 2004

FRANCISCO PARTNERS GP, LLC

By: /s/ Gerald Morgan

(Signature)

Gerald Morgan, Managing Director

(Name/Title)

FRANCISCO PARTNERS, L.P.

By: FRANCISCO PARTNERS GP, LLC,
Its General Partner

By: /s/ Gerald Morgan

(Signature)

Gerald Morgan, Managing Director

FP-ULTRA CLEAN, LLC

By: FRANCISCO PARTNERS GP, LLC,
Its Managing Member

By: /s/ Gerald Morgan

(Signature)

Gerald Morgan, Managing Director

(Name/Title)